Exhibit 99.2

Sunrun Inc. Announces Proposed Private Offering of $350 Million of Convertible Senior Notes

SAN FRANCISCO, Calif. — (BUSINESS WIRE) — January 25, 2021 — Sunrun Inc. (Nasdaq: RUN) (“Sunrun”) today announced that it intends to offer, subject to market conditions and other factors, $350 million aggregate principal amount of convertible senior notes due 2026 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Sunrun also intends to grant the initial purchasers of the notes the option to purchase up to an additional $50 million aggregate principal amount of the notes within a 13-day period beginning on, and including, the date on which the notes are first issued.

The notes will be senior, unsecured obligations of Sunrun and will accrue interest payable semiannually in arrears on February 1 and August 1 of each year, beginning on August 1, 2021. The notes will mature on February 1, 2026, unless earlier converted, redeemed or repurchased. The notes will be convertible into cash, shares of Sunrun’s common stock or a combination of cash and shares of Sunrun’s common stock, at Sunrun’s election. The interest rate, initial conversion rate and other terms of the notes will be determined at the time of pricing of the offering.

Sunrun intends to use a portion of the net proceeds from the offering to pay the cost of the capped call transactions described below. Sunrun intends to use the remainder of the net proceeds to repay outstanding debt and for other general corporate purposes, which may include working capital, capital expenditures, and potential acquisitions and future strategic transactions. However, it has not designated any specific uses and has no definitive agreements with respect to any material acquisition or strategic transaction.

In connection with the pricing of the notes, Sunrun expects to enter into capped call transactions (the “capped call transactions”) with one or more of the initial purchasers and/or their respective affiliates and/or other financial institutions (the “option counterparties”). The capped call transactions are expected generally to reduce or offset potential dilution to Sunrun’s common stock upon any conversion of notes and/or offset any cash payments Sunrun is required to make in excess of the principal amount of converted notes, as the case may be, with such reduction and/or offset subject to a cap. If the initial purchasers exercise their option to purchase additional notes, Sunrun expects to enter into additional capped call transactions with the option counterparties.

In connection with establishing their initial hedge of the capped call transactions, the option counterparties or their respective affiliates may purchase shares of Sunrun’s common stock and/or enter into various derivative transactions with respect to Sunrun’s common stock concurrently with or shortly after the pricing of the notes. These activities could increase (or reduce the size of any decrease in) the market price of Sunrun’s common stock or the notes at that time.

In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Sunrun’s common stock and/or purchasing or selling Sunrun’s common stock or other securities of Sunrun in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and (x) are likely to do so during the observation period for conversions of notes following November 1, 2025 and (y) may do so following any repurchase of notes by Sunrun in connection with any fundamental change repurchase or otherwise). This activity could also cause or avoid an increase or a decrease in the market price of Sunrun’s common stock or the notes, which could affect the ability of noteholders to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the number of shares and value of the consideration that a noteholder will receive upon conversion of its notes.

Neither the notes, nor any shares of Sunrun’s common stock issuable upon conversion of the notes, have been, nor will be, registered under the Securities Act or any state securities laws and, unless so registered, such securities may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Contacts

Investor & Analyst Contact:

Patrick Jobin

Senior Vice President, Finance & Investor Relations

investors@sunrun.com

(415) 373-5206

Media Contact:

Wyatt Semanek

Public Relations Manager

press@sunrun.com

(480) 751-9286